Exhibit 99.3

2014
First Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) First Quarter 2014 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 12-14 of this Supplement, in the Company’s 2013 Annual Report to Shareholders, in its 2013 Annual Report on Form 10-K and in other reports on file with the Securities and Exchange Commission. In addition, certain calculations included within this supplement constitute non-GAAP financial measures and may differ from the calculations of similarly titled measures by other companies.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

FINANCIAL RESULTS
•	The Company reported $1.4B of net income in Q1’14, compared to $1.3B in Q1’13. This resulted in diluted EPS attributable to common shareholders of $1.33 per share compared to $1.15 a year ago.

•	Total revenues net of interest expense increased 4% on a reported basis and 5% on an FX adjusted basis1, a non-GAAP measure, in Q1’14, compared to Q1’13.

•	Q1’14 return on average equity (“ROE”) was 28.3%.

BUSINESS METRICS
•	Worldwide billed business of $238B increased 6% on a reported basis and 7% on an FX adjusted basis1 compared to Q1’13.

•	Worldwide Card Member loan balances of $64.0B increased 3% from $62.3B a year ago, reflecting higher Card Member spending levels, partially offset by an increase in paydown rates.

•
Worldwide lending write-off rates improved versus the prior year and remained near historical lows. The Company’s first quarter worldwide net lending write-off rate2 was 1.7%, as compared to 1.6% in Q4’13 and 1.9% in Q1’13.

				Percentage
	Quarters Ended		Percentage	Inc
	March 31,		Inc	FX Adjusted1
	2014	2013
Card billed business3 (billions):
United States	$159.2	$150.0	6%
Outside the United States	78.9	74.5	6	10%
Total	$238.1	$224.5	6	7
Total cards-in-force (millions):
United States	53.5	52.1	3
Outside the United States	54.7	51.1	7
Total	108.2	103.2	5
Basic cards-in-force (millions):
United States	41.5	40.5	2
Outside the United States	44.6	41.1	9
Total	86.1	81.6	6
Average basic Card Member spending4 (dollars):
United States	$4,221	$4,109	3
Outside the United States	$3,392	$3,379	-	4
Total	$3,991	$3,905	2	3

___________________________________

1
As reported in this Earnings Supplement, FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (e.g., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2014 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an FX adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

2	Rate reflects principal losses only. Net write-off rates including interest and/or fees are included in the Company’s First Quarter 2014 Earnings Release, Selected Statistical tables.

3	For additional information about discount rate calculations and billed business, please refer to the Company’s First Quarter 2014 Earnings Release, Selected Statistical tables.

4	Proprietary card activity only.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

Additional Billed Business Statistics:

		Percentage
	Percentage	Inc
	Inc/(Dec)	FX Adjusted5
Worldwide6
Total Billed Business	6%	7%
Proprietary billed business	5	6
GNS billed business7	10	15
Airline-related volume (10% of worldwide billed business)	4	5
U.S. 6
Billed Business	6
Proprietary consumer card billed business8	6
Proprietary small business billed business8	8
Proprietary corporate services billed business9	7
T&E-related volume (27% of U.S. billed business)	5
Non-T&E-related volume (73% of U.S. billed business)	6
Airline-related volume (9% of U.S. billed business)	3

Outside the U.S.6
Billed Business	6	10
Japan, Asia Pacific & Australia (“JAPA”) billed business	7	15
Latin America & Canada (“LACC”) billed business	(1)	10
Europe, Middle East & Africa (“EMEA”) billed business	11	7
Proprietary consumer and small business billed business10	2	6
JAPA billed business	(3)	7
LACC billed business	(4)	6
EMEA billed business	13	7
Proprietary corporate services billed business9	5	8

___________________________________

5	See Note 1, page 1.

6	Captions not designated as “proprietary” or “GNS” include both proprietary and Global Network Services (“GNS”) data.

7	Included in Global Network and Merchant Services (“GNMS”).

8	Included in U.S. Card Services (“USCS”).

9	Included in Global Commercial Services (“GCS”).

10	Included in International Card Services (“ICS”).

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

Consolidated Statements of Income

(Preliminary)	Quarters Ended
(Millions, except percentages and per share amounts)	March 31,		Percentage
	2014	2013	Inc/(Dec)
Revenues
Non-interest revenues
Discount revenue	$4,646	$4,438	5%
Net card fees	674	653	3
Travel commissions and fees	423	437	(3)
Other commissions and fees	618	573	8
Other	501	537	(7)
Total non-interest revenues	6,862	6,638	3
Net interest income	1,337	1,243	8
Total revenues net of interest expense	8,199	7,881	4
Provisions for losses
Charge card	215	154	40
Card Member loans	250	243	3
Other	20	19	5
Total provisions for losses	485	416	17
Total revenues net of interest expense after provisions for losses	7,714	7,465	3

Expenses
Marketing and promotion	613	621	(1)
Card Member rewards	1,582	1,520	4
Card Member services and other	222	189	17
Salaries and employee benefits	1,540	1,615	(5)
Professional services	692	716	(3)
Occupancy and equipment	462	472	(2)
Communications	93	96	(3)
Other, net	302	327	(8)
Total	5,506	5,556	(1)

Pretax income	2,208	1,909	16
Income tax provision	776	629	23
Net Income	$1,432	$1,280	12

Net income attributable to common shareholders11	$1,420	$1,269	12

Earnings Per Common Share-Basic
Net Income attributable to common shareholders	$1.34	$1.15	17

Earnings Per Common Share-Diluted
Net Income attributable to common shareholders	$1.33	$1.15	16
Average Shares Outstanding
Basic	1,060	1,099	(4)
Diluted	1,067	1,106	(4)

___________________________________

11	Represents net income less earnings allocated to participating share awards of $12MM and $11MM for the three months ended March 31, 2014 and 2013, respectively.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

•	Discount Revenue: Increased 5% versus the prior year, reflecting 6% growth in billed business volumes, partially offset by increased cash rebate rewards in the current period.

-
The average discount rate12 of 2.52% in Q1’14 remained flat compared to Q1’13 and increased 4 bps compared to Q4’13. The increase in rate versus Q4’13 reflects the seasonal impact of a higher level of retail-related billed business volumes during the fourth quarter. As indicated in prior quarters, changes in the mix of spending by location and industry, volume-related pricing discounts, strategic investments, certain pricing initiatives and other factors will likely result in erosion of the average discount rate over time.

•	Net Card Fees: Increased 3%, primarily reflecting growth in total cards-in-force within the USCS and ICS segments.

•	Travel Commissions and Fees: Decreased 3%. Worldwide travel sales were flat, with business travel sales increasing 1% and U.S. consumer travel sales decreasing 7%.

•	Other Commissions and Fees: Increased 8% versus the prior year, benefitting primarily from higher Loyalty Partner revenue and delinquency fees versus the prior year.

•
Other Revenues: Decreased 7%, primarily driven by the sale of the Publishing business. This was partially offset by growth in Loyalty Edge revenue and a larger gain on the sale of ICBC shares ($45MM in Q1’14 vs. $36MM in Q1’13).

•
Net Interest Income: Increased 8% versus Q1’13, driven primarily by a 3% increase in average Card Member loans and lower funding costs. Net interest income divided by average loans was 8.4% and worldwide net interest yield, a non-GAAP measure, was flat versus a year ago at 9.5%.13

•	Charge Card Provision for Losses: Increased 40% primarily due to a reserve build compared to a reserve release in Q1’13, as well as higher Card Member receivables.

-	Worldwide Charge Card:

	Q1’14	Q4’13	Q1’13
USCS Net write-off rate14	1.8%	1.5%	2.0%
ICS Net write-off rate15	1.9%	--	--
GCS Net loss ratio as a % of charge volume	0.1%	0.1%	0.1%

USCS 30 days past due as a % of total	1.8%	1.6%	1.9%
ICS 30 days past due as a % of total15	1.4%	--	--
GCS 90 days past billings as a % of total	0.7%	0.9%	0.7%

Worldwide Receivables (billions)	$44.7	$44.2	$43.4
Reserves (millions)	$414	$386	$410
% of receivables	0.9%	0.9%	0.9%

___________________________________

12	See Note 3, page 1.

13
See Annex 2 for the calculation of net interest yield on Card Member loans, a non-GAAP measure, and net interest income divided by average loans, a GAAP measure. The Company believes net interest yield on Card Member loans is useful to investors because it provides a measure of profitability of the Company’s Card Member loan portfolio.

14	See Note 2, page 1.

15
As a result of system enhancements, effective March 31, 2014, 30 days past due as a % of total, and Net write-off rate (principal only) will be presented for ICS. For historical Net loss ratio as a % of charge volume for ICS, please refer to the Company’s First Quarter 2014 Earnings Release, Selected Statistical tables.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

•	Card Member Loan Provision for Losses: Increased 3%, due to a smaller reserve release in the current year and higher loan balances, which were partially offset by lower total write-offs.

-	Worldwide Loans:

	Q1’14	Q4’13	Q1’13
Net write-off rate16	1.7%	1.6%	1.9%
30 days past due loans as a % of total	1.2%	1.1%	1.3%

Total Loans (billions)	$64.0	$67.2	$62.3
Reserves (millions)	$1,191	$1,261	$1,367
% of total loans	1.9%	1.9%	2.2%
% of past due	159%	169%	170%

•	Other Provision for Losses: Was $20MM compared to $19MM in Q1’13.

•	Marketing and Promotion Expense: Decreased 1% versus Q1’13.

•	Card Member Rewards Expense: Increased 4%, driven by higher spend volumes within Membership Rewards and Co-brand portfolios.

-	The Company’s Membership Rewards ultimate redemption rate for current participants was 94% in both Q1’14 and Q4’13.

•	Card Member Services and Other Expense: Increased 17%, due in part to increased engagement levels and usage of certain Card Member benefits.

•
Salaries and Employee Benefits Expense: Decreased 5% year-over-year, due to lower payroll expenses as a result of previously announced restructuring initiatives, as well as the sale of the Publishing Business.

•
Professional Services Expense: Decreased 3%, reflecting higher legal fees in the prior year, partially offset by deal-related costs associated with the planned Global Business Travel (“GBT”) joint venture transaction in Q1’14.

•	Occupancy and Equipment Expense: Decreased 2% due to lower real estate expenses.

•	Communications Expense: Was $93MM compared to $96MM in Q1’13.

•
Other, Net Expense: Decreased 8% compared to Q1’13. This was driven primarily by a favorable impact from enhancements to the estimation process for potential losses from non-delivery of goods and services by merchants for Card Member purchases within the GNMS segment.

•	Pretax Margin: Was 26.9% of total revenues net of interest expense in Q1’14 compared with 24.2% in Q1’13.

•
Effective Tax Rate: Was 35.1% in Q1’14 compared with 32.9% in Q1’13. The increase in the tax rate was driven in part by changes in the geographic mix of the Company’s earnings in the current year, as well as certain tax benefits related to foreign operations realized in the prior year within the ICS segment.

___________________________________

16	See Note 2, page 1.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

CAPITAL
•	Capital Distribution to Shareholders: During Q1’14, approximately 73% of capital generated was distributed to shareholders through the Company’s quarterly common share dividend and share repurchases.

The Company repurchased 10.5MM common shares at an average price of $88.97 in Q1’14 versus 13.0MM common shares at an average price of $61.73 in Q1’13.

On March 26, 2014, the Company announced its capital distribution plan outlining its intent to repurchase up to $3.4B of shares during the last three quarters of 2014 and up to $1.0B of shares in the first quarter of 2015, as well as an increase in the Company’s quarterly dividend from $0.23 per share to $0.26 per share beginning with the second quarter dividend declaration, subject to approval by the Company’s Board of Directors.

Shares Outstanding:

	Millions of Shares
	Q1’14	Q4’13	Q1’13
Beginning of period	1,064	1,071	1,105
Repurchase of common shares	(10)	(10)	(13)
Employee benefit plans, compensation and other	5	3	6
End of period	1,059	1,064	1,098

Capital Ratios: As of March 31, 2014, the Company’s key consolidated capital ratios17, as calculated under the new U.S. regulatory capital standards, known as Basel III, inclusive of transition provisions, were as follows:

($ in billions)	March 31, 2014
Risk-Based Capital
Tier 1	13.7%
Total	15.2%

Tier 1 Leverage	11.6%
Common Equity Tier 1/Risk-Weighted Assets (“RWA”)	13.7%
Total Shareholders' Equity	$20.0
Tangible Common Equity (“TCE”)18/RWA	12.7%

Tier 1 Capital	$17.2
Common Equity Tier 1	$17.2
Tier 2 Capital	$2.0
Total Average Assets19	$148.7
RWA	$126.2
TCE	$16.0

The transition provisions for 2014 under Basel III cause the Company’s reported capital ratios to be higher than they would have been under the prior regulatory standards, known as Basel I. Specifically, the common equity Tier 1 and Tier 1 capital ratios would have been approximately 50 bps lower under Basel I (approximately 13.2%20). The largest contributor to the difference is the way intangible assets are being treated and ultimately transitioned in over a 5-year period under Basel III.

Had the Basel III rules been fully phased in during Q1’14, the Company estimates that the reported common equity Tier 1 and Tier 1 capital ratios would be approximately 80 bps lower than the reported transitional Basel III ratios and approximately 35 bps lower versus Basel I. The supplementary leverage ratio would have been approximately 9.3%.20 These ratios are calculated using the standardized approach. The Company is currently taking steps toward Basel III advanced approaches implementation in the United States.

___________________________________

17	These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s March 31, 2014 Form 10-Q.

18
Tangible common equity, a non-GAAP measure, excludes goodwill and other intangibles of $4.0B from total shareholders’ equity of $20.0B.  The Company believes presenting the ratio of tangible common equity to risk-weighted assets is a useful measure of evaluating the strength of the Company’s capital position.

19	Presented for the purpose of calculating the Tier 1 Leverage Ratio.

20
The Tier 1 Common ratio under Basel I and the fully Phased-in Basel III capital ratio are non-GAAP measures. The Company believes the presentation of the capital ratios is helpful to investors by showing the impact of Basel III. The impact of the Basel III rule will change over time based upon changes in the size and composition of the Company’s balance sheet; and the impact for the first quarter of 2014 is not necessarily indicative of the impact in future periods. Refer to Annex 1 for a reconciliation of the capital ratios.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

FUNDING AND LIQUIDITY
•	Funding Activities: During Q1’14, the Company primarily funded its business through deposit-taking and the issuance of unsecured debt.

-	Deposits: The Company held the following deposits:

($ in billions)	March 31, 2014	December 31, 2013	Change
U.S. Direct Deposits21	$26.7	$25.0	$1.7
U.S. 3rd Party CDs	6.3	6.9	(0.6)
U.S. 3rd Party Sweep Accounts	8.9	8.9	-
Other Deposits	0.1	0.2	(0.1)
Card Member Credit Balances	0.7	0.8	(0.1)
Total	$42.7	$41.8	$0.9

The total portfolio of U.S. retail Certificates of Deposit (“CDs”) issued through the direct deposit and third-party programs had a weighted average remaining maturity of 25.0 months and a weighted average rate at issuance of 1.69%.

-
Unsecured Debt: On March 18, 2014, American Express Credit Corporation issued $2.3B of dual-tranche senior unsecured debt consisting of (i) $1.3B of fixed-rate senior notes with a maturity of 5 years and a coupon of 2.125%, and (ii) $1.0B of floating-rate senior notes with a maturity of 5 years at a rate of 3-month LIBOR plus 55 bps.

-	As of March 31, 2014, the Company held $15.5B of excess cash22 versus $12.1B of long-term debt and CDs maturing over the next 12 months.

___________________________________

21	Direct Deposits primarily includes the Personal Savings® direct deposit program, which consists of $26.3B from high-yield savings accounts and $0.4B from retail CDs.

22
Includes $20.7B classified as Cash and Cash Equivalents, $0.6B restricted cash to fund ABS maturities less $5.8B of cash available to fund day-to-day operations. The $15.5B represents cash residing in the United States.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

OTHER ITEMS OF NOTE
•
Corporate & Other: Net expense reported in Corporate & Other was $230MM in Q1’14 compared with $266MM in Q1’13. The change versus the prior year was driven primarily by lower salaries and benefits as a result of previously announced restructuring initiatives, as well as lower interest costs in Corporate & Other versus the prior year.

•
Business Travel Joint Venture: The Company announced it has signed an agreement to create a joint venture for its GBT division. In the proposed transaction, American Express will separate its GBT operations into a dedicated holding structure, which will include certain assets and liabilities that currently comprise GBT, and will have a 50% ownership stake in the joint venture following the closing. In exchange for an investment of $900 million in the joint venture, an investor group will hold the remaining 50%. The joint venture transaction is expected to create greater investment capacity for GBT to further enhance its suite of products and services, attract new customers and grow internationally.

The closing of the joint venture transaction is subject to the receipt of requisite regulatory approvals and the satisfaction of other customary closing conditions. Assuming these conditions are met, American Express would plan to close the transaction in the second quarter of 2014. American Express would expect to use a substantial portion of any gain recognized upon a closing of the transaction to invest in growth initiatives.

•
Reclassification of Provision for Unauthorized Transactions: In Q1’14, the Company reclassified expenses related to unauthorized transactions -- also referred to as fraud -- from Provision for losses to Other, net expense. Corresponding amounts in prior periods have been reclassified to conform to the current period presentation.

•
ICS Credit Metric Changes: As a result of system enhancements, the Company changed its presentation of ICS charge credit metrics to show write-off and delinquency information beginning in Q1’14. In addition to this change, the Company also reclassified write-offs for certain ICS installment loan products from Card Member Charge Provision to Card Member Lending Provision. This reclassification did not have a significant impact on the worldwide lending write-off rate, but did drive an increase in the ICS lending write-off rate for the quarter.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

EXPANDED PRODUCTS AND SERVICES

During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing and merchant businesses, the Company:

•
Announced the launch of a new no annual fee credit card, the Amex EveryDay℠ Credit Card. Amex EveryDay℠ allows Card Members to earn extra Membership Rewards points based on the number of transactions in a billings period. The Card also offers bonus Membership Rewards points at supermarkets and will come with smart chip technology.

•
Announced plans to expand benefits for Consumer, Business and Corporate Platinum Card Members, including a fee credit for either Global Entry or the TSA Pre√™ Program and complimentary access to Boingo Wi-Fi hotspots. Additionally, Corporate Platinum and Corporate Gold Card Members will have complimentary access to the Company’s Centurion Lounges and a $100 statement credit that covers incidental airline fees, such as baggage and in-flight food and beverage.

•	Announced the launch of the Enhanced SimplyCash® Business Credit Card, which provides OPEN Card Members the flexibility to choose 3% cash back in one of seven business-related expense categories.
•
Continued to sign new merchants around the world to the American Express network. In Japan, we signed Uniqlo, a large fashion retailer. In the U.S., Menards, a family-owned company of home improvement stores, now accepts the American Express Card. We also signed Landmark Cinemas, the second largest movie theater operator in Canada; K+K supermarkets in Germany; and Krispy Kreme in Mexico.

•
Announced a new merchant acquiring program in the U.S. called OptBlue. In the OptBlue program, third-party acquirers will contract directly with U.S. Small Merchants for American Express Card acceptance and determine the merchant pricing. U.S. Small Merchants who sign up through OptBlue will have the convenience of working with a single source -- the third-party acquirer -- for all the major card brands the merchant chooses to accept.

•
Expanded PAYBACK into Italy, allowing Italian collectors to accumulate loyalty points through everyday shopping across a variety of sectors. Italy became the fifth country to host the PAYBACK loyalty program, joining Germany, India, Mexico and Poland. PAYBACK Italy has already added over 3.5MM collectors as of the end of Q1’14

In our Global Network Services (“GNS”) business, the Company:

•
Announced a new network partnership in Singapore with MatchMove, a provider of social networking, e-commerce and gamification solutions and platforms for many leading global brands, and launched MatchMove American Express Virtual Pay, a prepaid virtual product.

•
Supported GNS partners in launching wide range of new products, including: the Mitsubishi UFJ Nicos Fukui Bank Platinum Business American Express Card in Japan; the Aeroflot Bonus Card from Uralsib Bank in Russia; and an enhanced Virgin Atlantic Bank Credit Card Account from MBNA and Virgin Atlantic in the UK.

In our Enterprise Growth Group (“EGG”) business, the Company:

•	Launched Direct Deposit of federal and state tax refunds onto the Serve Platform for the 2014 tax season.
•
Through American Express Ventures, launched the Financial Inclusion Initiative to invest in early-stage startups, leveraging technology to improve financial options available to those who are financially underserved. The Company also announced the launch of a Financial Innovation Lab, which will give researchers, financial counselors, and technologists the opportunity to work together to test and validate solutions to problems in the areas of savings and credit building.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW
ANNEX 1

The following table presents a comparison of the Company's Tier 1 and Tier 1 common risk-based capital under Basel I rules, Tier 1 and common equity Tier 1 risk-based capital under Transitional Basel III rules, and estimated Tier 1 and common equity Tier 1 risk-based capital under Fully Phased-in Basel III rules, for purposes of calculating the estimated Tier 1 and common equity Tier 1 capital ratios and the supplementary leverage ratio under Fully Phased-in Basel III rules.

Tier 1/
Tier 1 Common/
(Billions, except ratios)	Common Equity Tier 1
Risk-Based Capital under Basel I	$16.6
Adjustments related to:
AOCI	(0.1)
Transition provisions for intangible assets	0.5
Deferred tax assets	0.2
Risk-Based Capital under Transitional Basel III	17.2
Adjustments related to:
AOCI	(0.2)
Transition provisions for intangible assets	(0.6)
Deferred tax assets	(0.1)
Other	0.1
Estimated Risk-Based Capital under Fully Phased-In Basel III(a)	16.4

Risk-Weighted Assets under Basel I / Transitional Basel III	126.2
Estimated Risk-Weighted Assets under Fully Phased-In Basel III(a)(b)	127.9
Tier 1 Common ratio under Basel I Rule	13.2%
Common Equity Tier 1 ratio under Transitional Basel III Rule	13.7%
Estimated Common Equity Tier 1 ratio under Fully Phased-In Basel III Rule(a)(b)(c)	12.8%
Tier 1 Risk-based Capital Ratio under Basel I Rule	13.2%
Tier 1 Risk-based Capital Ratio under Basel III Transitional Rule	13.7%
Estimated Tier 1 Risk-based Capital Ratio under Fully Phased-In Basel III Rule(a)(b)(d)	12.8%
Total Assets	151.5
Estimated Total Assets for Supplementary Leverage Capital Purposes(a)(e)	176.1
Estimated Supplementary Leverage Ratio under Fully Phased-In Basel III Rule(a)(f)	9.3%

(a)
Estimated common equity Tier 1 capital, Tier 1 capital, risk-weighted assets and total assets for supplementary leverage capital purposes under the fully phased-in Basel III Rule reflect the Company’s current interpretation of the fully phased-in Basel III rules using the standardized approach. The estimated fully phased-in Basel III amounts could change in the future if the Company’s business changes.

(b)
Differences in the calculation of risk-weighted assets between Basel I/Basel III Transitional and fully phased-in Basel III include adjustments relating to the impact of the incremental risk weighting applied to deferred tax assets and significant investments in unconsolidated financial institutions, as well as exposures to past due accounts, equities and sovereigns.

(c)
The common equity Tier 1 capital ratio under the fully phased-in Basel III rule is calculated as common equity Tier 1 capital under fully phased-in Basel III rules divided by estimated risk-weighted assets under fully phased-in Basel III rules.

(d)
The Tier 1 risk-based capital ratio under the fully phased-in Basel III rule is calculated as Tier 1 risk-based capital under the fully phased-in Basel III rule by estimated risk-weighted assets under the fully-phased in Basel III rule.

(e)
Estimated total assets for supplementary leverage capital purposes under fully phased-in Basel III rules includes adjustments for Tier 1 capital deductions, off-balance sheet derivatives, undrawn unconditionally cancellable commitments and other off-balance sheet liabilities.

(f)
The fully phased-in Basel III supplementary leverage ratio is calculated by dividing fully phased-in Basel III Tier 1 capital by the Company’s estimated total assets for supplementary leverage capital purposes under the fully phased-in Basel III rule.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW
ANNEX 2

Calculation of Net Interest Yield on Card Member Loans

	Three Months Ended
	March 31,
(Millions, except percentages and where indicated)	2014	2013
Net interest income	$1,337	$1,243
Exclude:
Interest expense not attributable to the Company's
Card Member loan portfolio	263	311
Interest income not attributable to the Company's
Card Member loan portfolio	(88)	(95)
Adjusted net interest income(a)	$1,512	$1,459

Average loans (billions)	$64.5	$62.8
Exclude:
Unamortized deferred card fees, net of direct acquisition costs of Card Member loans, and other (billions)	(0.2)	(0.3)
Adjusted average loans (billions)(b)	$64.3	$62.5

Net interest income divided by average loans(c)	8.4%	8.0%
Net interest yield on Card Member loans(d)	9.5%	9.5%

(a) Adjusted net interest income, a non-GAAP measure, represents net interest income allocated to the Company's Card Member loan portfolio excluding the impact of interest expense and interest income not attributable to the Company's Card Member loan portfolio. The Company believes adjusted net interest income is useful to investors because it is a component of net interest yield on Card Member loans.

(b) Adjusted average loans, a non-GAAP measure, represents average Card Member loans excluding the impact of deferred card fees, net of deferred direct acquisition costs of Card Member loans, and other. The Company believes adjusted average loans is useful to investors because it is a component of net interest yield on Card Member loans.

(c) This calculation includes elements of total interest income and total interest expense that are not attributable to the Card Member loan portfolio, and thus is not representative of net interest yield on Card Member loans. The calculation includes interest income and interest expense attributable to investment securities and other interest-bearing deposits as well as to Card Member loans, and interest expense attributable to other activities, including Card Member receivables.

(d) Net interest yield on Card Member loans, a non-GAAP measure, is computed by dividing adjusted net interest income by adjusted average loans, computed on an annualized basis. The calculation of net interest yield on Card Member loans includes interest that is deemed uncollectible. For all presentations of net interest yield on Card Member loans, reserves and net write-offs related to uncollectible interest are recorded through provisions for losses - Card Member loans; therefore, such reserves and net write-offs are not included in the net interest yield calculation. The Company believes net interest yield on Card Member loans is useful to investors because it provides a measure of profitability of the Company's Card Member loan portfolio.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

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the ability to hold annual operating expense growth to less than 3 percent during 2014, which will depend in part on unanticipated increases in significant categories of operating expenses, such as consulting or professional fees, compliance or regulatory-related costs and technology costs, the payment of monetary damages and penalties, disgorgement and restitution, the Company’s decision to increase or decrease discretionary operating expenses depending on overall business performance, the Company’s ability to achieve the expected benefits of the Company’s reengineering plans, the Company’s ability to balance expense control and investments in the business, the impact of changes in foreign currency exchange rates on costs and results, the impact of accounting changes and reclassifications, and the level of acquisition activity and related expenses;

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the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and Card Member services and certain operating expenses and in such areas as affluent consumers, small businesses, business-to-business payments, merchant coverage, international growth, prepaid and online/mobile commerce, as well as the actual amount of any potential gain arising from the proposed Global Business Travel joint venture transaction the Company decides to invest in growth initiatives, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance, and the ability to control operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of Card Members;

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the ability of the Company to meet its on-average and over-time growth targets for revenues net of interest expense, earnings per share and return on average equity, which will depend on factors such as the Company’s success in implementing its strategies and business initiatives including growing the Company’s share of overall spending, increasing merchant coverage, enhancing its prepaid offerings, expanding the Global Network Services business and controlling expenses, and on factors outside management’s control including the willingness of Card Members to sustain spending, the effectiveness of marketing and loyalty programs, regulatory and market pressures on pricing, credit trends, currency and interest rate fluctuations, and changes in general economic conditions, such as GDP growth, consumer confidence, unemployment and the housing market;

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the ability of the Company to meet its on-average and over-time objective to return 50 percent of capital generated to shareholders through dividends and share repurchases, which will depend on factors such as approval of the Company’s capital plans by its regulators, the amount the Company spends on acquisitions, the Company’s results of operations and capital needs in any given period, and the amount of shares issued by the Company to employees upon the exercise of options;

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uncertainties associated with creation of a joint venture for the Company’s Global Business Travel division, including events impacting the likelihood and timing of the creation of the planned joint venture and completion of the transaction, such as regulatory and other approvals, consultation requirements and the execution of ancillary agreements; the ability of the investors to fund their investment in the joint venture; uncertainty relating to the timing and magnitude of the recognition of a gain by American Express as a result of the transaction, such as when assets are transferred to the joint venture and costs related to the transaction; the potential loss of key customers, vendors and other business partners; the underlying assumptions related to the transaction proving to be inaccurate or unrealized, such as the ability of the joint venture to build upon GBT’s innovations and capabilities, the ability of the joint venture to accelerate the growth of the corporate travel business and the ability to realize strategic linkages between the business operations of the joint venture and American Express following the transaction; and the joint venture’s ability to successfully create additional investment capacity for products, technology and servicing capabilities following consummation of the transaction;

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

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uncertainty relating to the outcomes and costs associated with the putative merchant class actions, including the success or failure of the settlement agreement, such as objections to the settlement agreement by plaintiffs and other parties and uncertainty and timing related to the approval of the settlement agreement by the Court, which can be impacted by appeals;

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the impact of final laws and regulations, if any, arising from the European Commission’s legislative proposals covering a range of issues affecting the payments industry, which will depend on various factors, including, but not limited to, the issues presented and decisions made in the European legislative and regulatory processes addressing the proposed regulation of interchange fees and other practices related to card-based payment transactions, the amount of time these processes take to reach completion, and the actual pricing and other requirements ultimately adopted in the final laws and regulations in the European Union and its member states;

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the ability of the Company to continue to enhance and expand its prepaid card offerings, including Serve and Bluebird, which will depend in part on the amount the Company invests in such offerings, the ability of the Company to innovate and introduce new features, competition with other providers of consumer products for placement and promotion of products in stores and the degree of interest of customers and distributors in the value proposition offered by such features and products;

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the ability of the Company to execute its strategy with respect to Loyalty Partner, which will depend in part on the Company’s success in continuing to attract new customers and partners, obtaining necessary licenses and regulatory approvals to operate in new countries, improving the value to merchants and collectors and innovating new features that are attractive to merchants and collectors;

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the ability of the Company to maintain and expand its presence in the digital payments space, including online and mobile channels, which will depend on the Company’s success in evolving its business models and processes for the digital environment, building partnerships and executing programs with companies, and utilizing digital capabilities that can be leveraged for future growth;

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the possibility that the Company will not fully execute on its plans for OptBlue, including increasing small merchant acquisition, which will depend in part on fully rolling out OptBlue in a timely manner, the Company’s ability to partner with additional merchant acquirers and the success of OptBlue merchant acquirers in signing merchants to accept American Express, which could be impacted by the pricing set by the merchant acquirers and the value proposition offered to small merchants;

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changes affecting the Company’s ability or desire to execute its share repurchase program, including repurchasing up to $3.4 billion of common shares during the last three quarters of 2014 and up to $1.0 billion of common shares in the first quarter of 2015, such as actions by bank regulatory agencies, acquisitions, results of operations, capital needs and the amount of shares issued by the Company to employees upon the exercise of options, among other factors, which will significantly impact the potential decrease in the Company’s capital ratios;

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the Company’s funding plan for the full year 2014 being implemented in a manner inconsistent with current expectations, which will depend on various factors such as future business growth, the impact of global economic, political and other events on market capacity, demand for securities offered by the Company, regulatory changes, ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions;

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the potential failure of the U.S. Congress to renew legislation regarding the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; and

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factors beyond the Company’s control such as changes in global economic and business conditions, including consumer and business spending, the availability and cost of capital, unemployment and political conditions, fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, cyber attacks or fraud, which could significantly affect spending on American Express cards, delinquency rates, loan balances and travel-related spending or disrupt the Company’s global network systems and ability to process transactions.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2014 OVERVIEW

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other reports filed with the Securities and Exchange Commission.